EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CTI INDUSTRIES ANNOUNCES INTENT TO DIVEST OPERATING AND ECONOMIC INTEREST IN CLEVER CONTAINER LLC

Lake Barrington, IL – December 13, 2018 – CTI Industries Corporation (NASDAQ: CTIB) (“CTI” or “the Company”), a manufacturer and global marketer of novelty balloons, vacuum and flexible packaging and storage products, printed and laminated films, party goods, Candy Blossoms, and home container products, today announced its intention to divest its operating and economic interest in Clever Container LLC (“Clever”), a direct-to-consumer home organization and container products company in which CTI has a 28.5% ownership interest. This planned divestiture is expected to occur during 2019.

“Over the last 18 months, CTI’s management team has undertaken a series of initiatives that have placed us on a path for improved performance in 2018 and beyond,” said Jeffrey S. Hyland, President and recently appointed CEO of CTI. “As we drive towards sustainable growth and operational excellence, we continue to examine all facets of CTI’s business model. Although Clever has grown its revenue base over the last five years and sells quality and affordable products, its hoped-for sales synergies with CTI were never fully realized and it is not strategically significant to our current business and growth plans. As such, we believe that it is the appropriate time to divest, thus simplifying our corporate structure and allowing us to focus our resources on CTI’s core assets and areas of expertise.”

For the year ended December 31, 2017, Clever accounted for less than 10% of CTI’s total sales and generated a modest operating loss.

Clever has announced that as of December 16, 2018, it will cease its direct selling operations and change its go-to market strategy by utilizing an online sales platform. CTI has consolidated the results of Clever as a Variable Interest Entity (VIE) since 2013 and intends to reduce these elements with the goal of fully exiting its equity investment by the end of 2019. This reduction will occur in connection with Clever’s new online sales platform, which CTI will monitor to ensure maximum recovery on its investment and receivables.

About CTI

CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use, and produces laminated and printed films for commercial uses.  CTI also distributes products for home organization and storage, Candy Blossoms and other gift items, and, in Mexico, party goods.  CTI markets its products throughout the United States and in a number of other countries.

Forward Looking Statements

Statements made in this release that are not historical facts are "forward-looking" statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time.  These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results.  Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

CTI Industries	The Equity Group Inc.

Frank Cesario	Devin Sullivan

CFO	The Equity Group

(847) 620-1439	(212) 836-9608

fcesario@ctiindustries.com	dsullivan@equityny.com